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                                                                    EXHIBIT 99.1
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          News Release


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PAXAR


          Paxar Corporation                     For additional
          105 Corporate Park Drive              information contact:
          White Plains, NY 10604                Bob Powers
          914.697.6800                          Vice President
                                                Investor Relations
                                                914.697.6862

For Immediate Release

                    PAXAR UPDATES FIRST QUARTER OUTLOOK AND
                      ANNOUNCES COST REDUCTION INITIATIVES


WHITE PLAINS, NY, April 7, 2003 - Paxar Corporation (NYSE: PXR) today announced that it expects first quarter sales to be $162-$163 million and net income to be $0.4-$1.2 million ($0.01-$0.03 per share). Paxar previously provided guidance of $160-$165 million for sales and $0.15-$0.18 for earnings per share. The Company noted that results for the first quarter will include charges totaling $3.7 million ($2.6 million net of income taxes) in connection with the consolidation of operations and headcount reductions.

Paul J. Griswold, President and Chief Executive Officer, said, "Clearly, our gross margin has been under pressure from the continuing economic downturn. Specific actions are required to ensure improved operating performance as we go forward, and we are taking them. In the first quarter, we implemented initiatives to address both gross margins and selling and administrative expenses."

Mr. Griswold continued, "The savings we will realize in 2003 from these first quarter actions will more than offset the $3.7 million charge. Also, we are committed to taking more cost out of the business. Our goal is to achieve $8-$10 million in annual SG&A reductions by the end of the year, all of which will benefit 2004."

Paxar said that it will hold a conference call on April 29, 2003 to announce first quarter results, to disclose more specific information regarding its cost reduction initiatives, and to update 2003 guidance.





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PAXAR - Page 2



Paxar is a global leader in providing innovative merchandising systems to retailers and apparel manufacturers. Paxar's concept to checkout capabilities, global manufacturing operations, worldwide distribution network and brand recognition are enabling the Company to expand its competitive advantage and market share.



Statements in this release about the future outlook related to Paxar Corporation involve a number of factors affecting the Company's businesses and operations, which could cause actual future results to differ materially from those contemplated by forward-looking statements. Forward-looking statements include those indicated by words such as "project" and "expect." Affecting factors include general economic conditions and the performance of the Company's operations within its prevailing business markets around the world, as well as other factors set forth in Paxar's 2002 Form 10-K Annual Report.



                         For more information on Paxar,
                     call Investor Relations: 914.697.6862
                        or visit our company's Web site:
                                 www.paxar.com